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                            ASSET PURCHASE AGREEMENT

                            DATED AS OF JUNE 30, 1998


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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement, dated effective June 30, 1998, is by and among VISION WORLD, INC., a Minnesota corporation (the "Company"), RUSSELL TRENHOLME and TAKAKO TRENHOLME (together the "Stockholder") and VISION TWENTY-ONE, INC., a Florida corporation ("Vision 21").

                                 R E C I T A L S

     A. The Company owns and operates a retail optical chain with 38 locations and an optical laboratory in the State of Minnesota.

     B. Stockholder owns all of the issued and outstanding shares of capital stock of the Company.

     C. The Company desires to sell, assign and transfer substantially all of its assets to Vision 21 and Vision 21 desires to purchase, assume and acquire such assets of the Company upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

          1.1 AAA. The term "AAA" shall mean the American Arbitration
Association.

          1.2 Accountants. The term "Accountants" shall mean the accounting firm for Vision 21.

          1.3 Accounts Receivable. The term "Accounts Receivable" shall have the meaning set forth in Section 2.1(b).

          1.4 Additional Purchase Price. The term "Additional Purchase Price" shall have the meaning set forth in Section 2.5.

          1.5 Affiliate. The term "Affiliate" with respect to any person or entity shall mean a person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such person or entity.

          1.6 Assets. The term "Assets" shall mean the assets of the Company described in Section 2.1
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          1.7  Assumed Contracts. The term "Assumed Contracts" shall have the meaning set forth in Section 2.1(e).

          1.8 Assumed Obligations. The term "Assumed Obligations" shall have the meaning set forth in Section 2.3.

          1.9 Business. The term "Business" shall mean the business of the Company of owning and operating retail optical centers and an optical laboratory.

          1.10 Cash Compensation. The term "Cash Compensation" shall have the meaning set forth in Section 3.8(a).

          1.11 Claim Notice. The term "Claim Notice" shall have the meaning set forth in Section 8.3(a).

          1.12 Closing. The term "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

          1.13 Closing Date. The term "Closing Date" shall mean the Closing of the Transaction which shall take place on July 31, 1998.

          1.14 Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

          1.15 Company Balance Sheet. The term "Company Balance Sheet" shall mean the balance sheet of the Company at the Company Balance Sheet Date.

          1.16 Company Balance Sheet Date. The term "Company Balance Sheet Date" shall mean January 3, 1998.

          1.17 Compensation Plans. The term "Compensation Plans" shall have the meaning set forth in Section 3.8(b).

          1.18 Competitor. The term "Competitor" shall mean any person or entity which, individually or jointly with others, whether for its own account or for that of any other person or entity, owns or holds any ownership or voting interest in any person or entity engaged in the practice of optometry, the operation of out patient eye surgical facilities, the operation of refractive surgery centers or the operation of optical shops; provided, however, such term shall not include any Affiliate of Vision 21.

          1.19 Controlled Group. The term "Controlled Group" shall have the meaning set forth in Section 3.9(g).

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          1.20 Corporation Law. The term "Corporation Law" shall mean the statutes, regulations and laws governing business corporations and professional associations in the State.

          1.21 Damages. The term "Damages" shall have the meaning set forth in
Section 8.1.


          1.22 Effective Date. The term "Effective Date" shall mean June 30,
1998.

          1.23 Election Period. The term "Election Period" shall have the meaning set forth in Section 8.3(a).


          1.24 Employee Benefit Plans. The term "Employee Benefit Plans" shall have the meaning set forth in Section 3.9(a).

          1.25 Employee Policies and Procedures. The term "Employee Policies and Procedures" shall have the meaning set forth in Section 3.8(d).

          1.26 Environmental Laws. The term "Environmental Laws" shall have the meaning set forth in Section 3.24(a).

          1.27 ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          1.28 Exchange Act. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          1.29 Excluded Assets. The term "Excluded Assets" shall have the meaning set forth in Section 2.2.


          1.30 Financial Statements. The term "Financial Statements" shall have the meaning set forth in Section 3.6.

          1.31 GAAP. The term "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis with prior periods, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the determination.

          1.32 Governmental Authority. The term "Governmental Authority" shall mean any national, state, provincial, local or tribunal governmental, judicial or administrative authority or agency.

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          1.33 Indemnified Party. The term "Indemnified Party" shall have the meaning set forth in Section 8.3(a).

          1.34 Indemnifying Party. The term "Indemnifying Party" shall have the meaning set forth in Section 8.3(a).

          1.35 Indemnity Notice. The term "Indemnity Notice" shall have the meaning set forth in Section 8.3(d).

          1.36 Insurance Policies. The term "Insurance Policies" shall have the meaning set forth in Section 3.13.

          1.37 Intellectual Property. The term "Intellectual Property" shall have the meaning set forth in Section 2.1(i).

          1.38 Inventory. The term "Inventory" shall have the meaning set forth in Section 2.1(a).

          1.39 Lease Assignments. The term "Lease Assignments" shall have the meaning set forth in Section 6.1(k).

          1.40 Leased Property. The term "Leased Property" shall have the meaning set forth in Section 2.1(d).

          1.41 IRS. The term "IRS" shall mean the Internal Revenue Service.

          1.42 Material Adverse Effect. The term "Material Adverse Effect" shall mean a material adverse effect on the Assets and the Company's business, operations, condition (financial or otherwise) or results of operations, taken as a whole, considering all relevant facts and circumstances.

          1.43 Payors. The term "Payors" shall have the meaning set forth in
Section 3.27.

          1.44 Permitted Encumbrances. The term "Permitted Encumbrances" shall have the meaning set forth in Section 3.11(b).

          1.45 Personal Property Leases. The term "Personal Property Leases" shall have the meaning set forth in Section 2.1(c).

          1.46 Professional Employee. The term "Professional Employee" shall mean any licensed optometrist who is an employee of or independent consultant for the Company.

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          1.47 Purchase Price. The term "Purchase Price" shall mean the consideration set forth in Section 2.4 of this Agreement.

          1.48 Proposed Purchase Price Adjustment. The term "Proposed Purchase Price Adjustment" shall have the meaning set forth in Section 2.6(b).

          1.49 Real Property Leases. The term "Real Property Leases" shall have the meaning set forth in Section 2.1(d).

          1.50 SEC. The term "SEC" shall mean the Securities and Exchange Commission.

          1.51 Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended.


          1.52 State. The term "State" shall mean the State in which the Company is incorporated.


          1.53 Tangible Personal Property. The term "Tangible Personal Property" shall have the meaning set forth in Section 2.1(f).

          1.54 Tax Returns. The term "Tax Returns" shall have the meaning set forth in Section 3.15(a).


          1.55 Third Party Claim. The term "Third Party Claim" shall have the meaning set forth in Section 8.3(a).

          1.56 Transaction. The term "Transaction" shall mean the purchase and sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

     2. PURCHASE AND SALE OF ASSETS.

          2.1 Purchase and Sale of Assets. Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties set forth herein, the Company agrees to sell, convey, assign, transfer and deliver to Vision 21, and Vision 21 agrees to purchase, assume, accept and acquire, the assets consisting of all the assets (other than the Excluded Assets specified in Section 2.2 hereof) owned by the Company as of the Closing Date, of every kind, character and description, whether tangible, real, personal, or mixed, and wherever located, whether carried on the books of the Company or not carried on the books of the Company due to having been expended, fully depreciated, or otherwise (collectively, the "Assets"), including without limitation the following to the extent permitted by applicable law:

               (a) All of the inventory owned by the Company ("Inventory");

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               (b) All of the accounts receivable or other rights to receive payment owing to the Company ("Accounts Receivable");

               (c) All of the Company's rights in, to and under all leases of supplies, instruments, equipment, furniture, machinery and other items of tangible personal property ("Personal Property Leases"), including, without limitation, the Personal Property Leases described on Schedule 2.1(c);

               (d) All of the Company's rights as a lessee in, to and under all real property lease agreements (such real property lease agreements are hereinafter referred to as "Real Property Leases" and the parcels of real property in which the Company has a leasehold interest and that are subject to the Real Property Leases are hereinafter referred to as "Leased Property"), including, without limitation, estates created by, and rights conferred under, the Real Property Leases described on Schedule 2.1(d), and any and all estates, rights, titles and interests in, to and under all warehouses, storage facilities, buildings, works, structures, fixtures, landings, constructions in progress, improvements, installations, and additions constructed or located on or affixed to the Leased Property;

               (e) All of the Company's rights in, to and under all contracts, agreements, leases, insurance policies, purchase orders and commitments (the "Assumed Contracts"), including, without limitation, the Assumed Contracts described on Schedule 2.1(e);

               (f) All tangible personal property (including supplies, instruments, equipment, furniture and machinery) owned by the Company ("Tangible Personal Property"), including, without limitation, the Tangible Personal Property described on Schedule 2.1(f);

               (g) All books and records of the Company, including, without limitation, all credit records, payroll records, personnel records, customer files, customer lists, computer records, computer programs, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records, whether such Business Records are in hard copy form or are electronically or magnetically stored;

               (h) All franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary to own and operate any of the Assets, a complete and correct list of which is set forth on Schedule 2.1(h) (together the "Licenses and Permits");

               (i) All (i) United States and foreign patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, copyright applications and registrations and trade names of the Company (including but not limited to all rights to the name "Vision World"); (ii) proprietary data and technical, manufacturing know-how and information (and all materials embodying such information) of the Company; (iii) developments, discoveries, inventions, ideas and trade secrets of the Company; and (iv) rights to sue for past infringement thereof (together the "Intellectual Property");

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               (j) All of the Company's right, title and interest in, to and under all telephone numbers used in connection with the Business, including all extensions thereto;

               (k) All rights in, to and under all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of the Company with respect to any of the Assets;

               (l) All cash and cash equivalents of the Company;

               (m) All of the Company's prepaid expenses, prepaid insurance, deposits and other similar items; and

               (n) All goodwill of the Company.

     If and to the extent the assignment of any asset described above shall require the consent of another party, then (i) such asset shall constitute an Asset only upon and subject to receipt of such consent; (ii) such asset shall not be an Asset if and for so long as the attempted assignment would constitute a breach thereof; and (iii) the Company and the Stockholder shall cooperate fully with Vision 21 (or Vision 21's successor-in-interest) in seeking such consent and shall enter into any reasonable arrangement designed to provide to Vision 21 (or such successor-in-interest) all benefits associated with or arising under such asset.

          2.2 Excluded Assets. The Company shall not sell, convey, assign, transfer or deliver to Vision 21, and Vision 21 shall not be obligated to purchase, accept or acquire (or make any payments or otherwise discharge any liability or obligation of the Company with respect to), the Excluded Assets of the Company as set forth on Schedule 2.2.

          2.3 Assumption of Obligations and Liabilities. At the Closing, Vision 21 shall assume and agree to pay or perform, promptly as they become due, only those obligations and liabilities of the Company expressly set forth on Schedule
2.3 (the "Assumed Obligations"). Except for the Assumed Obligations, Vision 21 shall not assume or be deemed to have assumed and shall not be responsible for any other obligation or liability of the Company, direct or indirect, known or unknown, absolute or contingent, including without limitation (i) any and all obligations regarding any foreign, Federal, state or local income, sales, use, franchise or other tax liabilities and (ii) any and all obligations or liabilities relating to any fees or expenses of the Company's or Stockholder's counsel, accountants or other experts incident to the negotiation and preparation of any of the documents contemplated herein and consummation of the transactions contemplated hereby.

          2.4 Purchase Price. Vision 21 agrees that, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, transfer, conveyance, assignment and delivery of the Assets to Vision 21, and the acceptance by Vision 21 of such Assets and the assumption of the Assumed Obligations, if any, of the Company by Vision 21, Vision 21 shall pay to the Company the sum of Eighteen Million Five Hundred Fifty Thousand

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Dollars ($18,550,000) (the "Purchase Price"). The Purchase Price is subject to adjustment as set forth in Section 2.6 and shall be delivered to the Company as follows:

               (a) At the Closing, Vision 21 shall deliver the sum of Sixteen Million Six Hundred Fifty Thousand Dollars ($16,650,000) to the Company by wire transfer of immediately available funds to such account as shall be designated by the Company prior to Closing.

               (b) At the Closing, Vision 21 shall deliver the sum of Three Hundred Thousand Dollars ($300,000) (the "Escrowed Funds") to Piper Jaffray Inc., as Escrow Agent (the "Escrow Agent") to be held in escrow pending the determination of the adjustments, if any, to be made to the Purchase Price in accordance with the terms hereof and of the Escrow Agreement to be entered into at the Closing among the Company, Vision 21 and the Escrow Agent in the form annexed hereto as Exhibit A. The Company agrees to pay the fees, if any, of the Escrow Agent.

          2.5 Additional Purchase Price. In the event Vision 21's net sales for the Business for calendar year 1999 ("1999 Net Sales") exceed the Company's and Vision 21's net sales for the Business for calendar year 1998 ("1998 Net Sales") by more than $500,000, Vision 21 shall pay the Company that dollar amount, not to exceed $600,000, which is equal to forty percent (40%) of the amount by which the 1999 Net Sales exceed the 1998 Net Sales by more than $500,000 (the "Additional Purchase Price"). For example, if the 1999 Net Sales exceed the 1998 Net Sales by $900,000, Vision 21 shall pay the Company $160,000 (900,000 - 500,000 = 400,000 x 40% = $160,000). If the 1999 Net Sales do not exceed the
1998 Net Sales by more than $500,000, the Company shall not be entitled to receive any payment from Vision 21 pursuant to this Section 2.5. For purposes hereof, "net sales" shall mean sales generated by the Business, less refunds, credits and returns, determined in a manner consistent with past practices. On or before March 31, 1999, with respect to the 1998 Net Sales, and on or before March 31, 2000, with respect to the 1999 Net Sales, the Accountants, at Vision 21's expense, shall prepare and Vision 21 shall provide to the Company income statements of the Business for the calendar years ended December 31, 1998 and December 31, 1999 and the calculation of the amount of the Additional Purchase Price, if any. Such income statements shall be prepared in accordance with GAAP, consistent with the Company's past practices, and shall set forth the 1998 Net Sales and the 1999 Net Sales, respectively. The income statements and the calculation of the Additional Purchase Price shall be subject to review and approval by the Company's independent auditors. The Company shall have thirty
(30) days to complete its review thereof. Unless a written objection thereto is received by Vision 21 within such thirty (30) day period, the amount of the Additional Purchase Price as calculated by Vision 21 shall be final. In the event of any dispute with respect to the preparation of such income statements or the net sales figures contained therein, the matter shall be submitted to arbitration as provided in Section 10. The Additional Purchase Price, if any, shall be paid to the Company no later than sixty (60) days after delivery of such income statements to the Company; provided, however, in the event of a dispute under this Section 2.5, Vision 21 shall pay the amount owed, if any, within thirty (30) days after the final decision of the arbitrator is rendered. In order not to impair the Company's ability to earn the Additional Purchase Price, Vision 21 agrees not to (i) terminate or transfer from the Business any of the key employees of the Business identified on Schedule 2.5 without the consent of Russell

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Trenholme, which consent shall not be unreasonably withheld or delayed, (ii)
reduce the 1999 fiscal year advertising budget below the 1998 fiscal year advertising budget or (iii) without appropriate adjustments in the base amounts for 1998 Net Sales and/or 1999 Net Sales, close any of the retail locations identified in Schedule 2.1(d).

          2.6 Purchase Price Adjustments.

               (a) The Purchase Price shall be subject to adjustment on a dollar for dollar basis in the event that either (i) the Surplus Cash (as defined herein) of the Company on the Closing Date is greater or less than $2,350,000 (the "Required Surplus Cash Balance") or (ii) the Net Worth (as defined herein) of the Company on the Closing Date is greater or less than $5,475,000 (the "Required Net Worth Balance"). If the Surplus Cash is less than the Required Surplus Cash Balance or the Net Worth is less than the Required Net Worth Balance, the Purchase Price shall be reduced on a dollar for dollar basis by the greater of such differentials. If the Surplus Cash is greater than the Required Surplus Cash Balance and the Net Worth is greater than the Required Net Worth Balance, the Purchase Price shall be increased on a dollar for dollar basis by the lesser of such differentials. The term "Surplus Cash" shall mean an amount equal to the Company's cash and short-term investments less accrued distributions to shareholders on the Closing Date, less one month of operating funds of $300,000. The term "Net Worth" shall mean the Company's shareholders' equity less the book value of the Trenholme Family Partnership interest. The Company shall conduct a physical inventory of the Inventory within two (2) days of the Closing Date and the valuation thereof shall be determined in accordance with GAAP.

               (b) Within sixty (60) days following the Closing Date, the Company shall prepare or cause to be prepared a balance sheet of the Business as of the close of business on August 1, 1998 (the "Closing Date Balance Sheet") and shall provide Vision 21 with a copy thereof and its proposed Purchase Price adjustment (the "Proposed Purchase Price Adjustment"). The cost of any outside accounting personnel associated with the preparation of the Closing Date Balance Sheet shall be paid by the Company. The Closing Date Balance Sheet shall be prepared in accordance with GAAP, shall reflect all liabilities and reserves therefor (other than reserves for obsolete or below standard inventory), all as required by GAAP and, together with the Proposed Purchase Price Adjustment, shall be prepared in accordance with Section 2.6(a) hereof and shall be subject to review and approval by Vision 21 and its Accountants. For purposes of preparation of the Closing Date Balance Sheet, transfers of surplus cash in the amount of $800,000 from the Company to Vision 21 shall be treated as post closing transfers. Vision 21 shall have thirty (30) days to complete its review thereof. Unless a written objection thereto is received by the Company within such thirty (30) day period, the amount of the Proposed Purchase Price Adjustment as calculated by the Company shall be final. In the event of any dispute with respect to the proposed adjustment, the matter shall be submitted to arbitration as provided in Section 10. The Company shall provide to Vision 21 and its Accountants full access to all relevant books, records and work papers utilized in preparing the Closing Date Balance Sheet and the Proposed Purchase Price Adjustment. In the event of an increase or decrease to the Purchase Price, the Company and Vision 21 shall send joint written instructions to the Escrow Agent, within five (5) business days of the final determination thereof, to promptly deliver the amount of such decrease,

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if any, out of the Escrowed Funds to Vision 21, the amount of such increase, if any, to the Company and the balance, if any, to Vision 21. In the event the Escrowed Funds are insufficient to reimburse the Company for any increase or to reimburse Vision 21 for any decrease, the Company shall pay the amount of such shortfall to Vision 21, and Vision 21 shall pay the amount of such shortfall to the Company, in either event within five (5) business days of the final determination thereof. In the event the Company fails to provide the Closing Date Balance Sheet and the Proposed Purchase Price Adjustment to Vision 21 on a timely basis, Vision 21 shall have the right to prepare such information at the Company's expense and the Company shall be subject to the same time limitations in its review thereof as set forth herein.

               (c) Notwithstanding any provision herein to the contrary, in no event shall the Purchase Price, as adjusted, plus the Additional Purchase Price exceed Eighteen Million Eight Hundred Fifty Thousand Dollars ($18,850,000).

          2.7 The Closing. The Closing shall take place on the Closing Date at the offices of Chandler and Mason, Ltd., 336 North Robert Street, Suite 1607, St. Paul, Minnesota 55101 or at such other location as the parties shall mutually agree.

          2.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on Schedule 2.8. Each of Vision 21, the Company and the Stockholder covenants and agrees that he, she or it shall not take a position that is in any way inconsistent with the terms of this Section
2.8 on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding. If, as a result of such allocations, the Company incurs additional tax liability for the recapture of tax benefits previously received by it, the Purchase Price will be increased by such amount and Vision 21 shall reimburse the Company therefor within five
(5) business days after delivery of written documentation evidencing the Company's incurrence of such tax liability.

          2.9 Integration Fee. At the Closing, the Company shall pay to Vision 21 an integration fee (the "Integration Fee") in the amount of Three Hundred Thousand Dollars ($300,000) in consideration of the assistance provided by Vision 21 in preparing the Business for integration into Vision 21's eyecare management system.

     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER. The Company and the Stockholder, jointly and severally, represent and warrant to Vision 21 that the following are true and correct as of the date hereof, and shall be true and correct through the Closing Date as if made on that date; when used in this Section 3, the term "knowledge" or "best knowledge" shall mean the actual knowledge of the Stockholder and the Company as shall have been obtained after conducting due and diligent investigation and in the case of the Company the knowledge of those individuals listed on Schedule 3:

          3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State, with all requisite corporate power and authority to carry on the business in which it is engaged, to own

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the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company is duly qualified and licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by it or the business conducted by it makes such qualification necessary. Except as set forth on Schedule 3.1, the Company does not have any assets, employees or offices in any state other than the State. Except as set forth on Schedule 3.1, neither the Company nor the Stockholder owns, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity that is engaged in a business that is a Competitor.

          3.2 Reserved.

          3.3 Authorization and Validity. The execution, delivery and performance by the Company of this Agreement and the other agreements required to be executed, delivered or performed by the Company in accordance with the terms hereof, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and such other agreements have been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The Company has obtained, in accordance with applicable law and its Articles of Incorporation and Bylaws, the approval of its board of directors and stockholders necessary for the consummation of the Transaction.

          3.4 Compliance. Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the consummation of the Transaction by the Company do not and will not (i) violate any provision of the Company's organizational documents, (ii) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which the Company is a party, (iii) result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any property of the Company or (iv) violate or conflict with any order, award, judgment or decree or other restriction or, to the Company's knowledge, violate or conflict with any law, ordinance or regulation to which the Company or its property is subject.

          3.5 Consents. No consent, approval, order or authorization of or registration, declaration, or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of the documents contemplated herein by the Company or the consummation by such party of the transactions contemplated thereby, except for those consents or approvals set forth on Schedule 3.5.

          3.6 Financial Statements. The Company has furnished to Vision 21 its
(i) compiled balance sheet at December 28, 1996 and the unaudited statements of earnings and cash flows for the fiscal year then ended, (ii) unaudited balance sheet at May 30, 1998 and the unaudited statements of earnings and cash flows for the five month period then ended, and (iii)

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audited balance sheet at January 3, 1998 and related statements of earnings, stockholders' equity and cash flows for the fiscal year then ended, including in each instance, the related notes thereto (collectively, the "Financial Statements"). The financial statements for the fiscal year ended January 3, 1998 and the balance sheet at December 28, 1996 have been prepared in accordance with GAAP consistently applied throughout the periods indicated and fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated. The Company and the Stockholder acknowledge that the valuation of the Company by Vision 21 was made in reliance upon the accuracy of the Financial Statements.

          3.7 Liabilities and Obligations. Except as set forth on Schedule 3.7, the Financial Statements reflect all liabilities of the Company, accrued, contingent or otherwise that would be required to be reflected thereon, or in the notes thereto, in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business since the Company's balance sheet at May 31, 1998. Except as set forth in the Financial Statements or on Schedule 3.7, the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and the Company does not know of any valid basis for the assertion of any other material claims or liabilities.

          3.8 Employee Matters.

               (a) Cash Compensation. Schedule 3.8(a) contains a complete and accurate list of the names, titles and annual cash compensation as of the Closing Date, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of the Company. In addition, Schedule 3.8(a) contains a complete and accurate description of (i) the percentage increase in base wage or salary at the last wage or salary review and (ii) any promised increases in Cash Compensation of employees of the Company that have not yet been effected.

               (b) Compensation Plans. Schedule 3.8(b) contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Company or to which the Company contributes on behalf of its employees, other than Employment Agreements listed on Schedule 3.8(c) and Employee Benefit Plans listed on Schedule 3.9(a). The Compensation Plans include without limitation plans, arrangements or practices that provide for performance awards, and stock ownership or stock options. The Company has provided or made available to Vision 21 a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan. Except as set forth on Schedule 3.8(b), each of the Compensation Plans can be terminated or amended at will by the Company.

               (c) Employment Agreements. Except as set forth on Schedule 3.8(c), the Company is not a party to any employment agreement, employee leasing agreement, employee services agreement or non-competition agreement with respect to any of its employees. All Employees of the Business have been terminated by the Company effective the Closing Date and all compensation and other benefits and obligations with respect to its employees through the Closing Date have been paid, accrued on the Closing Date Balance Sheet or satisfied in full.

               (d) Employee Policies and Procedures. Schedule 3.8(d) contains a complete and accurate list of all employee manuals and all material policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of the Company. The Company has provided or made available to Vision 21 a copy of all written Employee Policies and Procedures and a written description of all material unwritten Employee Policies and Procedures.

               (e) Labor Compliance. The Company has been and is in compliance with all applicable laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, except for any such failures to be in compliance that, individually or in the aggregate, would not result in a Material Adverse Effect, and the Company is not liable for any arrearages of wages or penalties for failure to comply with any of the foregoing. To the Company's knowledge, it has not engaged in any unfair labor practices or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices that would, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth on Schedule 3.8(e), there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age, disability or handicap discrimination charges or complaints pending or, to the Company's knowledge, threatened against the Company before any federal, state or local court, board, department, commission or agency (nor, to the best knowledge of the Company and the Stockholder, does any valid basis therefor exist) or (ii) existing or, to the Company's knowledge, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company (nor, to the Company's knowledge, does any valid basis therefor exist).

               (f) Unions. The Company has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Company are represented by any union, labor organization or collective bargaining unit. To the Company's knowledge, none of the employees of the Company has threatened to organize or join a union, labor organization or collective bargaining unit.

               (g) Aliens. All employees of the Company are citizens of, or are authorized in accordance with federal immigration laws to be employed in, the United States.

          3.9 Employee Benefit Plans.

               (a) Identification. Schedule 3.9(a) contains a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA sponsored by the Company or to which the Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three (3) years preceding the date hereof (the "Employee Benefit Plans"). The Company has provided or made available to Vision 21 copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided or made available to Vision 21 a written description of all existing practices engaged in by the Company that constitute Employee Benefit Plans. Except as set forth on Schedule 3.9(a) and subject to the requirements of the Code and ERISA, each of the Employee Benefit Plans can be terminated or amended at will by the Company. Except as set forth on Schedule 3.9(a), no unwritten amendment exists with respect to any Employee Benefit Plan. Except as set forth on Schedules 3.9(b)-(k), each of the following paragraphs is true and correct.

               (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect. The Company has (i) made all necessary filings with respect to the Employee Benefit Plans, including the timely filing of Form 5500 if applicable, and (ii) made all necessary filings, reports and disclosures pursuant to and have complied with all requirements of the IRS Voluntary Compliance Resolution Program, if applicable, with respect to all profit sharing retirement plans and pension plans in which employees of the Company participate.

               (c) Examinations. The Company has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.

               (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA) have occurred with respect to any Employee Benefit Plans.

               (e) Claims and Litigation. No pending or, to the Company's knowledge, threatened, claims, suits, or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

               (f) Qualification. As set forth in more detail on Schedule 3.9(f), the Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or, to the Company's knowledge, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

               (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether or not waived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member ("Controlled Group").

With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. The Company does not sponsor any Employee Benefit Plan described in Section 501(c)(9) of the Code. None of the Employee Benefit Plans are subject to actuarial assumptions.

               (h) Excise Taxes. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

               (i) Multiemployer Plans. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (j) Pension Benefit Guaranty Corporation. None of the Employee Benefit Plans are subject to the requirements of Title IV of ERISA.

               (k) Retirees. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Code and Sections 501 through 508 of ERISA.

          3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10 or as contemplated by this Agreement, since the Company Balance Sheet Date, the Company has not:

               (a) suffered a Material Adverse Effect;

               (b) contracted for the purpose of acquiring any capital asset having a cost in excess of $20,000 or made any single expenditure in excess of $20,000;

               (c) incurred any indebtedness for borrowed money (other than short-term borrowings in the ordinary course of business), or issued or sold any debt securities;

               (d) incurred or discharged any material liabilities or obligations except in the ordinary course of business;

               (e) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any claims or any debt in excess of $20,000, or released or waived any rights or claims except in the ordinary course of business;

               (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets (other than statutory liens arising in the ordinary course of business or other liens that do not materially detract from the value or interfere with the use of such properties or assets);

               (g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has, individually or in the aggregate, resulted in a Material Adverse Effect;

               (h) acquired or disposed of any assets having an aggregate value in excess of $20,000, except in the ordinary course of business;

               (i) written up or written down the carrying value of any of its assets, other than in the ordinary course of business;

               (j) changed the costing system or depreciation methods of accounting for its assets in any material respect;

               (k) lost or terminated any employee, customer or supplier that has, individually or in the aggregate, resulted in a Material Adverse Effect;

               (l) increased the compensation of any director, officer, key employee or consultant, except as disclosed on Schedule 3.8(a);

               (m) increased the compensation of any employee (except for increases in the ordinary course of business consistent with past practice) or hired any new employee who is expected to receive annualized compensation of at least $30,000;

               (n) made any payments to or loaned any money to any person or entity referred to in Section 3.22;

               (o) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

               (p) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities, or agreed to change the terms and conditions of any such capital stock, securities or rights;

               (q) entered into any agreement providing for total payments in excess of $20,000 in any twelve (12) month period with any person or group, or modified or amended in any material respect the terms of any such existing agreement, except in the ordinary course of business;

               (r) entered into, adopted or amended any Employee Benefit Plan, except as contemplated hereby or the other agreements contemplated hereby; or

               (s) entered into any other commitment or transaction or experienced any other event that would materially interfere with its performance under this Agreement or any other agreement or document executed or to be executed pursuant to this Agreement, or otherwise has, individually or in the aggregate, resulted in a Material Adverse Effect.

          3.11 Title; Leased Assets.

               (a) Real Property. The Company does not own any interest (other than leasehold interests referred to on Schedule 3.11(c)) in real property. The Leased Property constitutes all the real property necessary for the conduct of the Company's business in the manner in which it is currently conducted and contemplated to be conducted by the Company and the Company has a valid leasehold interest therein.

               (b) Personal Property. Except as set forth on Schedule 3.11(b), the Company has good, valid and marketable title to all the personal property constituting the Assets. The personal property constituting the Assets constitutes all the personal property necessary for the conduct of the Company's business in the manner in which it is currently conducted and contemplated to be conducted by the Company. The Company owns and hereby transfers to Vision 21 all of the Assets (other than the Leased Property) free and clear of all security interests, liens, claims and encumbrances whatsoever.

               (c) Leases. All Real Property Leases and Personal Property
Leases: (i) are valid, binding and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies, (ii) no party to any such lease is in material breach or default, and no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder, (iii) there are no disputes with respect thereto, and (iv) the Company has performed and satisfied in full each material obligation to be performed by the Company under such leases. True and complete copies of all such leases have been provided to Vision 21.

          3.12 Assumed Contracts.

               (a) Contracts. Except as set forth on Schedule 3.12, the Assumed Contracts do not include nor is the Company a party to or bound by, nor are the Assets or the business of the Company bound by, whether or not in writing, any of the following:

               i)   partnership or joint venture agreement;

               ii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

               iii) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

               iv)   contract to purchase real property;

               v) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving total payments within any twelve (12) month period in excess of $20,000 and which is not terminable on thirty (30) days' notice or without penalty;

               vi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an Affiliate of the Company or the Stockholder;

               vii) agreement for the acquisition of services, supplies, equipment, inventory, fixtures or other property involving more than $20,000 in the aggregate;

               viii) powers of attorney;

               ix)   contracts containing non-competition covenants;

               x) agreement providing for the purchase from a supplier of all or substantially all of the requirements of the Company of a particular product or services;

               xi)   agreements regarding clinical research;

               xii) agreements with Payors or contracts to provide optometric or health care services; or

               xiii) any other agreement or commitment not made in the ordinary course of business or that is material to the business, operations, condition (financial or otherwise) or results of operations of the Company.

               (b) No Defaults. True, correct and complete copies of the written Assumed Contracts, and true, correct and complete written descriptions of the oral Assumed Contracts, have heretofore been delivered or made available to Vision 21. Except as set forth on Schedule 3.12 and to the Company's best knowledge, there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company or, to the best knowledge of the Company, any other party to any Assumed Contract, and no penalties have been incurred nor are amendments pending, with respect to the Assumed Contracts, except as described on Schedule 3.12. The Assumed Contracts are in full force and effect and are valid and enforceable obligations of the Company, and to the best knowledge of the Company, are valid and enforceable obligations of the other parties thereto, in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Company, may be made by any party thereto, nor has the Company waived any rights thereunder, except as described on Schedule 3.12. Except as set forth on Schedule 2.1(e) or Schedule 3.12, no consents or approvals are required under the terms of any Assumed Contract or any agreement listed on Schedule 3.12 in connection with the transactions contemplated herein, including, without limitation, the transfer of any such agreement to Vision 21 pursuant to this Agreement. The Company has performed and satisfied in full each material obligation required to be performed by the Company under each Assumed Contract. If services are to be provided to the Company under any of such Assumed Contracts, such services have been and are being performed satisfactorily and in a timely manner, substantially in accordance with the terms of such Assumed Contract.

               (c) No Cancellation. Neither the Company nor the Stockholder has received notice of any plan or intention of any other party to any Assumed Contract to exercise any right to cancel or terminate or amend any Assumed Contract, and the Company does not know of any fact that would justify the exercise of such a right.

          3.13 Insurance. The Company carries property, liability, malpractice, workers' compensation and such other types of insurance pursuant to the insurance policies listed and briefly described on Schedule 3.13 (the "Insurance Policies"). The Insurance Policies are all of the insurance policies of the Company relating to the business of the Company and the Assets. All of the Insurance Policies are issued by insurers of recognized responsibility, and, to the best knowledge of the Company, are valid and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. Except as set forth in Schedule 3.13, no consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit, the transfer of any such Insurance Policies included within the Assets in accordance with the terms of this Agreement. All Insurance Policies shall be maintained in force without interruption up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided or made available to Vision 21. Except as set forth on Schedule 3.13, the Company has not received any notice or other communication from any issuer of any Insurance Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, and to the knowledge of the Company, no such cancellation or increase of deductibles, retainages or premiums is threatened. Except as set forth on Schedule 3.13, the Company has no outstanding claims, settlements or premiums owed against any Insurance Policy, and the Company has given all notices or has presented all potential or actual claims under any Insurance Policy in due and timely fashion. Except as set forth on Schedule 3.13, since January 1, 1994, the Company has not filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. Schedule 3.13 also sets forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by the Company since January 1, 1994. To the Company's knowledge, each Professional Employee carries professional liability insurance in customary amounts with recognized companies.

          3.14 Intellectual Property.

               (a) Set forth on Schedule 3.14 is a true and correct description of all Intellectual Property owned or used by or useful in the operation of the Business including all trademarks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents and applications therefor currently owned, in whole or in part, by the Company, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Company is a party (including the expiration date thereof if applicable), and all agreements relating to technology, know-how or processes that the Company is licensed or authorized to use by others or which it licenses or authorizes others to use.

               (b) The Company owns or has the legal right to use the Intellectual Property, and to the knowledge of the Company, such ownership or use does not conflict, infringe or violate the rights of any other person. Except as disclosed on Schedule 3.14, no consent of any person will be required for the use thereof by Vision 21 upon consummation of the transactions contemplated hereby and the Intellectual Property is freely transferable. No claim has been asserted by any person to the ownership of or for infringement by the Company of the proprietary right of any other person, and the Company does not know of any valid basis for any such claim. To the best knowledge of the Company and the Stockholder, the Company has the right to use, free and clear of any adverse claims or rights of others, all Intellectual Property required for the marketing of all merchandise and services formerly or presently sold or marketed by it.

          3.15 Taxes.

          (a) Filing of Tax Returns. The Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, value added and other tax returns and reports (collectively the "Tax Returns") required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction through the Closing Date. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the Company for the periods covered thereby.

          (b) Payment of Taxes. Except for such items as the Company may be disputing in good faith by proceedings in compliance with applicable law, which are described on Schedule 3.15, (i) the Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records for all of the same that have not yet become due, and (ii) the Company is not delinquent in the payment of any tax, assessment or governmental charge.

          (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. Except as set forth on Schedule 3.15, the Company has not received any notice that any tax deficiency or delinquency has been asserted against the Company. There is no taxing authority audit of the Company pending, or to the knowledge of the Company, threatened, and the results of any completed audits are properly reflected in the Financial Statements.

          (d) No Extension of Limitation Period. The Company has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

          (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

          (f) Foreign Person. Neither the Company nor the Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code.

          3.16 Compliance with Laws. Except as disclosed in Schedule 3.16, the Company is in compliance with all applicable laws, regulations and licensing requirements relating to the operation of the Business, except where the failure to so comply would not, individually or in the aggregate, result in a Material Adverse Effect. The Company possesses, and the Licenses and Permits include, all licenses, franchises, permits and governmental authorizations necessary for the conduct of the Company's business as now conducted, all of which are listed (with expiration dates, if applicable) on Schedule 3.16. Except as set forth on
Schedule 3.16, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by any of the Licenses and Permits, except for any such default, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.16, since January 1, 1993, the Company has not received any notice from any federal, state or other governmental authority or agency having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations or any of its properties, facilities, equipment or business practices fail to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public or quasi-public authority or body, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

          3.17 Finder's Fee. Except as set forth on Schedule 3.17, the Company has not incurred any obligation for any finder's, brokers or agent's fee in connection with the transactions contemplated hereby.

          3.18 Litigation. Except as described on Schedule 3.18 or otherwise disclosed pursuant to this Agreement, there are no legal actions or administrative proceedings or investigations pending or, to the knowledge of the Company or the Stockholder, threatened which affect or could affect the Assets or the operation, business, condition (financial or otherwise), or results of operations of the Company which (i) if successful could, individually or in the aggregate, have a Material Adverse Effect or (ii) could adversely affect the ability of the Company or the Stockholder to effect the transactions contemplated hereby. The Company is not (a) subject to any continuing court or administrative order, judgment, writ, injunction or decree applicable specifically to the Assets, the Company or to its business, assets, operations or employees or (b) in default with respect to any such order, judgment, writ, injunction or decree.

The Company has no knowledge of any valid basis for any such action, proceeding or investigation. Except as set forth on Schedule 3.18, all claims asserted, general liability incidents and incident reports have been submitted to the Company's insurer therefor. All claims made or threatened against the Company in excess of its deductible are covered under its Insurance Policies.

          3.19 Condition of Fixed Assets. All of the fixtures, structures and equipment reflected in the Financial Statements and used by the Company in the Business, are in good condition and repair, subject to normal wear and tear and routine maintenance, and conform in all material respects with all applicable ordinances, regulations and other laws, and the Company has no actual knowledge of any latent defects therein.

          3.20 Distributions and Repurchases. Except as set forth on Schedule 3.20, no distribution, payment or dividend of any kind has been declared or paid by the Company on any of its capital stock since the Company Balance Sheet Date. No repurchase of any of the Company's capital stock has been approved, effected or is pending, or is contemplated by the Board of Directors of the Company.

          3.21 Banking Relations. Set forth on Schedule 3.21 is a complete and accurate list of all borrowing and investing arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

          3.22 Ownership Interests of Interested Persons; Affiliations. Except as set forth on Schedule 3.22, to the Company's knowledge, no officer, supervisory employee or director of the Company, or their respective spouses, children or Affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier of the Company or any organization that has a material contract or arrangement with the Company. Except as may be disclosed pursuant to this Agreement, neither the Company, nor to the Company's knowledge, any of its directors, officers, employees or consultants, nor any Affiliate of such person is, or within the last three (3) years was, a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any optometrist, hospital, pharmacy, home health agency or other person which is in a position to make or influence referrals to, or otherwise generate business for, the Company.

          3.23 Investments in Competitors. Except as disclosed on Schedule 3.23, neither the Company nor the Stockholder owns directly or indirectly any interests or has any investment in any person that is a Competitor of the Company.

          3.24 Environmental Matters.

               (a) Environmental Laws. Neither the Company nor any of the Assets (including the leased real property described on Schedule 3.11(c)) are currently in violation of, or subject to any existing, pending or, to the actual knowledge of the Company threatened, investigation or inquiry by any governmental authority or to any remedial obligations under, any federal, state or local laws or regulations pertaining to health or the environment ("Environmental Laws"), except for any such violations, investigations or inquiries that would not, individually or in the aggregate, result in a Material Adverse Effect.

               (b) Permits. The Company is not required to obtain, and knows of no reason why Vision 21 will be required to obtain, any permits, licenses or similar authorizations to occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Company by reason of any Environmental Laws.

               (c) Superfund List. To the knowledge of the Company, none of the Assets (including the Company's leased real property described on Schedule 3.11(c)) are on any federal or state "Superfund" list or subject to any environmentally related liens, except such liens as would not, individually or in the aggregate, result in a Material Adverse Effect.

          3.25 Certain Payments. Neither the Company nor to the Company's knowledge, any director, officer or employee of the Company acting for or on behalf of the Company, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company:

               (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or

               (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

          3.26 Medicare and Medicaid Programs. The Company and, to the Company's knowledge, each Professional Employee is qualified for participation in the Medicare and Medicare programs and is party to provider agreements for such programs which are in full force and effect with no events of default having occurred thereunder. The Company and, to the Company's knowledge, each Professional Employee has timely filed all claims or other reports required to be filed prior to the Closing Date with respect to the purchase of services by third-party payors ("Payors"), including but not limited to Medicare and Medicaid programs, except where the failure to file would not, individually or in the aggregate, result in a Material Adverse Effect. All such claims or reports are complete and accurate in all material respects. The Company and, to the Company's knowledge, each Professional Employee has paid or has properly recorded on the Financial Statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and neither the

Company nor, to the Company's knowledge, any Professional Employee has any material liability to any Payor with respect thereto, except as has been reserved for in the Company Balance Sheet. There are no pending appeals, overpayment determinations, adjustments, challenges, audits, litigation, or notices of intent to reopen Medicare and/or Medicaid claims determinations or other reports required to be filed by the Company or, to the Company's knowledge, any Professional Employee in order to be paid by a Payor for services rendered. Neither the Company nor, to the Company's knowledge, any of its directors, officers, employees, consultants or the Optometrist has been convicted of, or pled guilty or nolo contendere to, patient abuse or neglect, or any other Medicare or Medicaid program-related offense. Neither the Company nor, to the Company's knowledge, its directors, officers, the Stockholder, its employees or consultants, has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs, including but not limited to, defrauding a government program, loss of a license to provide health services, and failure to provide quality care.

          3.27 Fraud and Abuse. Neither the Company nor, to the Company's knowledge, any of its officers, directors or employees have engaged in any activities which are prohibited under 42 U.S.C. ss.ss. 1320-7, 7a or 7b or 42 U.S.C. ss.1395nn (subject to the exceptions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

          (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

          (b) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

          (c) failure to disclose knowledge by a Medicare or Medicaid claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

          (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and

          (e) referring a patient for designated health services (as defined in 42 U.S.C. ss.1395nn) to or providing designated health services to a patient upon a referral from an entity or person with which the Stockholder or the Professional Employee or an immediate family member has a financial relationship, and to which no exception under 42 U.S.C. ss.1395nn applies.

          3.28 Payors. Schedule 3.28 sets forth a true, correct and complete list of the names and addresses of each Payor, including any private pay patient as a single payor, of the Company's services which accounted for more than 10% of the revenues of the Company in the three (3) previous fiscal years. Except as set forth on Schedule 3.28, the Company has good relations with such Payors and none of such Payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any claims submitted to such Payor for payment.

          3.29 Prohibitions on the Corporate Practice of Optometry. The actions, transactions or relationships arising from, and contemplated by this Agreement, do not violate any law, rule or regulation relating to the corporate practice of optometry. The Company and the Stockholder accordingly agree that the Company and the Stockholder will not, in an attempt to void or nullify any document contemplated herein or any relationship involving Vision 21, the Company or the Stockholder, sue, claim, aver, allege or assert that any such document contemplated herein or any such relationship violates any law, rule or regulation relating to the corporate practice of optometry and expressly warrant that this Section is valid and enforceable by Vision 21, and recognize that Vision 21 has relied upon the statements herein in closing this Transaction.

          3.30 Accounts Receivable/Payable. The Accounts Receivable of the Company reflected on the balance sheet of the Company at May 31, 1998, to the extent uncollected on the date hereof, are, and the accounts receivable of the Company to be reflected on the books of the Company on the Closing Date will be, valid, existing and collectible within six months from the Closing Date (taking into consideration the allowance for doubtful accounts set forth in the Financial Statements) using reasonably diligent collection methods taking into account the size and nature of the receivable, and represent amounts due for goods sold and delivered or services performed. To the Company's knowledge, there are not any refunds, discounts, set-offs, defenses, counterclaims or other adjustments payable or assessable with respect to the Accounts Receivable. The Company has collected Accounts Receivable only in the ordinary course and has not changed collection procedures or methods nor accelerated the pace of such collection efforts in anticipation of the transactions contemplated in this Agreement. The Company has paid accounts payable in the ordinary course and has not changed payment procedures or methods nor delayed the timing of such payments in anticipation of the transactions contemplated in this Agreement. The Company has caused the Professional Employees to assign any and all of their rights with respect to Accounts Receivable to Vision 21.

          3.31 1998 Earnings. There is no fact, development or threatened development with respect to the markets, products, services, clients, patients, facilities, personnel, vendors, suppliers, operations, assets or prospects of the Company which are known by the Company or the Stockholder, but not known by Vision 21 (as defined in Section 5) which would materially adversely affect the financial performance of the Business in its 1998 fiscal year.

          3.32 Inventory. Except as set forth on Schedule 3.32, (i) the Inventory is in its originally manufactured condition, fit for the use for which it was intended, free from any material defects and in a quantity and quality usable and saleable in the ordinary course of business; (ii) the Inventory does not contain material amounts of items that are unsaleable, obsolete or of below-standard quality;
(iii) the qualities and quantities of Inventory are reasonable and warranted in the present and anticipated circumstances of the Company; and (iv) there has been no material decrease in the Inventory since the Company Balance Sheet Date other than in the ordinary course of business.

          3.33 Tangible Personal Property. Except as set forth on Schedule 3.33, the Company's Tangible Personal Property is in good operating condition, working order and repair (normal wear and tear excepted) and is fully suitable for the uses for which it is currently employed in the conduct of the Business.

          3.34 Completeness of Assets. The Assets include all the assets and properties necessary to conduct the business of the Company as presently conducted.

          3.35 Disclosure. No representation, warranty or statement made by the Company or the Stockholder in this Agreement or any of the exhibits or schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to Vision 21 in accordance with this Agreement or the other documents contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          3.36 Year 2000 Compliance. None of the internally developed software owned or used by the Company has characteristics or qualities that may cause it to fail to operate, accept, calculate, process, maintain, store or produce data on and after January 1, 2000 (including taking into effect that such year is a leap year), or use data based on time periods on and after January 1, 2000 (including taking into effect that such year is a leap year), accurately and without delay, interruption or error relating to the fact that the time at which and the date on which any such property or asset is operating is on or after 12:00 a.m. on January 1, 2000 (collectively, a "Year 2000 Defect"), except for such Year 2000 Defects which would not have a Material Adverse Effect. The other software and hardware owned or used by the Company is being maintained and kept up to date with vendor releases and are at the Year 2000 compatible levels based on vendor statements. Older, fully depreciated hardware are currently being upgraded to the Year 2000.

     4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Each Stockholder jointly and severally represents and warrants to Vision 21 that the following are true and correct as of the date hereof, and shall be true and correct through the Closing Date as if made on that date:

          4.1 Validity; Stockholder Capacity. This Agreement and each other agreement required to be delivered by any Stockholder in accordance with the terms hereof has been duly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The Stockholder has all necessary legal capacity to enter into and perform this Agreement and such other agreements.

          4.2 No Violation. Except as set forth on Schedule 4.2, neither the execution, delivery or performance of this Agreement or the other agreements required to be executed, delivered or performed by the Stockholder, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture or other instrument under which the Stockholder is bound or to which any of his or her property or the shares of common stock of the Company are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of his or her property or the shares of common stock of the Company or
(b) to the best knowledge of the Stockholder, violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body.

          4.3 Consents. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, or any other person is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Stockholder, except for the filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration or early termination of the waiting period required thereunder.

          4.4 Certain Payments. The Stockholder has not paid or caused to be paid, directly or indirectly, in connection with the business of the Company:

          (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or

          (b) any contribution to any political party or candidate (other than from personal funds not reimbursed by the Company or as otherwise permitted by applicable law).

          4.5 Finder's Fee. Except as set forth on Schedule 4.5, the Stockholder has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

          4.6 Ownership of Interested Persons; Affiliations. Except as set forth on Schedule 4.6, neither the Stockholder nor his or her spouse, children or Affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier of the Company or any organization that has a material contact or arrangement with the Company. Neither the Stockholder nor any of his or her Affiliates is, or within the last three (3) years was, a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any optometrist, hospital, pharmacy, home health agency or other person which is in a position to make or influence referrals to, or otherwise generate business for, the Company.

          4.7 Investments in Competitors. Except as disclosed on Schedule 4.7, the Stockholder does not own directly or indirectly any interests or have any investment in any person that is a Competitor of the Company.

     5. REPRESENTATIONS AND WARRANTIES OF VISION 21. Vision 21 represents and warrants to the Company and the Stockholder that the following are true and correct as of the date hereof and shall be true and correct as of the Closing Date; when used in this Section 5, the term "knowledge" or "best knowledge" shall mean the actual knowledge of those individuals listed on Schedule 5 as shall have been obtained after conducting due and diligent inquiry:

          5.1 Organization and Good Standing. Vision 21 is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite corporation power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Vision 21 is duly qualified and licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by it or the business conducted by it makes such qualification necessary.

          5.2 Authorization and Validity. The execution, delivery and performance by Vision 21 of this Agreement and the other agreements required to be executed, delivered or performed by Vision 21 in accordance with the terms hereof, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by necessary corporate action. This Agreement and such other agreements have been duly executed and delivered by Vision 21 and constitute the legal, valid and binding obligations of Vision 21, enforceable against Vision 21 in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

          5.3 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Vision 21 do not and will not (i) violate any provision of Vision 21's organizational documents, (ii) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which Vision 21 is a party, (iii) result in the creation or imposition of any material lien, charge, pledge, security interest or other material encumbrance upon any property of Vision 21 or (iv) violate or conflict with any order, award, judgment or decree or other material restriction or to the best of Vision 21's knowledge violate or conflict with any law, ordinance or regulation to which Vision 21 or its property is subject.

          5.4 Consents. No consent, approval, order or authorization of or registration, declaration, or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of the documents contemplated herein by Vision 21 or the consummation by such party of the transactions contemplated thereby, except for the filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration or early termination of the waiting period required thereunder.

          5.5 Finder's Fee. Vision 21 has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

          5.6 No Conflict. The execution and delivery of this Agreement and the documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby by Vision 21 will not (i) violate any provision of Vision 21's Articles of Incorporation or By-Laws, (ii) violate any provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any mortgage, lien, lease, material contract, license, permit, instrument or any other material agreement to which Vision 21 is a party, (iii) result in the creation or imposition of any lien, charge, pledge, security interest or encumbrance upon any property of Vision 21, or (iv) violate or conflict with any order, award, judgment or decree or other restriction or any law, ordinance, rule or regulation to which Vision 21 or its property is subject or by which Vision 21 or its property may be bound or affected.

     6. CLOSING DELIVERIES.

          6.1 Deliveries of the Company and the Stockholder At or prior to the Closing, the Company and the Stockholder shall deliver to Vision 21 the following, all of which shall be in a form reasonably satisfactory to Vision 21:

          (a) the Integration Fee;

          (b) a copy of resolutions of the Board of Directors and Stockholders of the Company authorizing (i) the execution, delivery and performance of this Agreement and all related documents and agreements, and (ii) the consummation of the Transaction, certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

          (c) a certificate of the Secretary of the Company certifying as to the incumbency of the directors and officers of the Company and as to the signatures of such directors and officers who have executed documents delivered pursuant to this Agreement on behalf of the Company;

          (d) a certificate, dated within ten (10) days prior to the Closing Date, of the Secretary of State of the State of Minnesota establishing that the Company is in existence, has paid all franchise or similar taxes, if any, and is in good standing to transact business in such state;

          (e) certificates, dated within ten (10) days prior to the Closing Date, of the Secretary of State of the states in which the Company is qualified to do business, to the effect that the Company is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

          (f) such appropriate documents of transfer, including bills of sale, endorsements, assignments and other appropriate instruments in such reasonable or customary form as shall be requested by Vision 21 and its counsel;

          (g) such instruments satisfactory to Vision 21 that all liens, claims, pledges, security interests and other encumbrances on any of the Assets have been released;

          (h) all authorizations, consents, permits and licenses referenced in
Section 3.5;

          (i) an executed License Agreement in the form attached hereto as Exhibit B, granting Vision 21 the exclusive license to use the Vision Pro point of sale software system at no cost to Vision 21;

          (j) an executed Employment Agreement between the Company and each Stockholder in the form attached hereto as Exhibit C;

          (k) an estoppel certificate from each landlord of the Leased Real Property in form and substance satisfactory to Vision 21;

          (l) an assignment to Vision 21 of each lease for Real Property described on Schedule 2.1(d) (the "Lease Assignments"), or if desired by Vision 21, a new lease or leases between the landlords under such leases and Vision 21 in form and substance reasonably satisfactory to Vision 21;

          (m) a certificate of Amendment to the Company's Certificate of Incorporation changing its name in form for filing with the Secretary of State of Minnesota; and

          (n) such other instrument or instruments of transfer as shall be necessary or appropriate, as Vision 21 or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

          6.2 Deliveries of Vision 21. At or prior to the Closing, Vision 21 shall deliver to the Company and the Stockholder, the following, all of which shall be in a form reasonably satisfactory to the Company and the Stockholder:

          (a) the portion of the Purchase Price due at Closing;

          (b) a copy of the resolutions of the Board of Directors of Vision 21 authorizing (i) the execution, delivery and performance of this Agreement, and all related documents and agreements, and (ii) the consummation of the Transaction, certified by Vision 21's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

          (c) a certificate, dated within ten (10) days prior to the Closing Date, of the Secretary of State of the State of Florida establishing that Vision 21 is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in such state;

          (d) the executed License Agreement;

          (e) the executed Lease Assignments;

          (f) the executed Employment Agreements; and

          (g) such other instrument or instruments of transfer as shall be necessary or appropriate, as the Company, the Stockholder or their counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

     7. POST CLOSING MATTERS.

          7.1 Further Assurances. From and after the Closing Date, at the request of Vision 21 and at Vision 21's sole cost and expense, the Stockholder and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement. In the event the Company fails to deliver at Closing all consents and estoppel certificates required to be delivered by it pursuant to Section 6.1, the Company and the Stockholder agree to use their best efforts to obtain all such consents and certificates as promptly as practicable after the Closing.

          7.2 Audited Financial Statements; Accountants' Consent. On or before September 29, 1998, the Company shall cause to be prepared and shall furnish to Vision 21, at the Company's expense, audited balance sheets at December 31, 1995 and 1996 and related audited income and cash flow statements for the fiscal years then ended. Such financial statements shall be prepared in accordance with GAAP and the requirements of the SEC and shall be consistent with the unaudited financial statements for such periods provided to Vision 21 on or before the Closing Date. The Company and the Stockholder agree to cooperate fully in the preparation of such audited financial statements and request the Company's accountants to consent to the inclusion of all audited financial statements of the Company in any registration statement or other filing made by Vision 21 under the Securities Act or Exchange Act. In the event such audited financial statements cannot be so prepared, the parties agree to cooperate in good faith in either delaying, restructuring or rescinding the Transaction.

          7.3 Retention of Records. For a period of six years from and after the Closing, at reasonable times and on reasonable prior notice, the Company shall have access to the books and records pertaining to the Business and relating to periods prior to the Closing Date. Vision 21 will notify the Company before destroying any such records and offer the Company the opportunity to obtain copies thereof.

          7.4 Obligations to Employees. The Company acknowledges and agrees that Vision 21 is not assuming any obligations whatsoever, other than those accrued for on the Closing Date Balance Sheet, with respect to any employees of the Business. Vision 21, however, agrees that its current intention is to hire all such employees after the Closing Date at current pay and benefit levels.

     8. REMEDIES.

          8.1 Indemnification by the Company and the Stockholder Subject to the terms and conditions of this Agreement (i) the Company and the Stockholder, jointly and severally as to Article 3, and (ii) the Stockholder jointly and severally as to Article 4, agree to indemnify, defend and hold Vision 21 and its directors, officers, members, managers, employees, agents, attorneys and affiliates harmless from and against all actions, suits, claims, proceedings, investigations, audits, judgments, losses, claims, obligations, demands, assessments, penalties, fines, liabilities, costs, damages, reasonable attorneys' fees and expenses and court costs (collectively, "Damages") asserted against or incurred by such entities and individuals (including, but not limited to, any reduction in payments to or revenues of the Company) arising out of or resulting from:

          (a) a breach of any representation, warranty or covenant of the Company or the Stockholder contained herein or in any schedule or certificate delivered hereunder;

          (b) any liability under the Securities Act, the Exchange Act or any other federal or state "Blue Sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to the Stockholder or the Company and provided in writing to Vision 21 or its counsel by the Company or the Stockholder specifically for inclusion in a Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto; or

          (c) any liability of Stockholder or the Company not included in the Assumed Obligations.

          8.2 Indemnification by Vision 21. Subject to the terms and conditions of this Agreement, Vision 21 hereby agrees to indemnify, defend and hold the Company and the Stockholder harmless from and against all Damages asserted against or incurred by it or him arising out of or resulting from:

          (a) a breach by Vision 21 of any representation, warranty or covenant of Vision 21 contained herein or in any schedule or certificate delivered hereunder; or

          (b) any liability included in the Assumed Obligations.

          8.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

          (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (and, in any event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. Except as set forth in Section 8.6, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 8 with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

          (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to Section 8.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party.

          (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 9 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnifying Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

          (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by mediation or arbitration as provided in Section
10.1 if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

          (e) Payments of all amounts owing by an Indemnifying Party pursuant to this Article 14 relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to
Section 8.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the sixty (60) day Indemnity Notice period or (ii) the expiration of the period for appeal, if any, of a final adjudication or arbitration of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

          8.4 Remedies Exclusive. The remedies provided in this Agreement shall be exclusive of any other rights or remedies available to one party against the other, either at law or in equity; provided, however, such remedies shall not be exclusive as to any claim based on fraud or a breach of Section 9 hereunder. This Article 8 shall survive the Closing.

          8.5 Indemnification Limitations. Notwithstanding the provisions of Sections 8.1 and 8.2, no party shall be required to indemnify another party with respect to a breach of a representation or warranty unless the notice of claim for indemnification is delivered within two (2) years after the Closing Date, except that a claim for indemnification for a breach of the representations and warranties contained in Sections 3.1, 3.2., 3.3, 3.11, 4.1, 5.1 and 5.2 may be made at any time, and a claim for indemnification for a breach of the representations and warranties contained in Sections 3.9, 3.15, 3.17, 3.18, 3.24, 3.25, 3.26, 3.27 and 3.29 may be made at any time within the applicable statute of limitations.

          8.6 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

          8.7 Limitations. Notwithstanding anything herein to the contrary, the Company and the Stockholder shall not be required to indemnify Vision 21 for any breach of its representations and warranties pursuant to Section 8.1 unless the aggregate amount of Damages incurred by Vision 21 exceeds One Hundred Thousand Dollars ($100,000), after which the Company and the Stockholder shall be obligated to indemnify Vision 21 from the first dollar of Damages in excess of such amount. In addition, the Company and the Stockholder shall not be required to indemnify Vision 21 for any Damages incurred in connection with (A) a breach of its representations and warranties set forth in Sections 3.2, 3.5, 3.6, 3.7, 3.11, 3.12, 3.14, 3.15, 3.18, 3.26, 3.29 or 3.31 in excess of the Purchase Price
(as adjusted) less the amount of Surplus Cash on the Closing Date or (B) a breach of any of its other representations and warranties in excess of One Million Dollars ($1,000,000).

     9. CONFIDENTIALITY COVENANTS.

     From the date hereof, the Stockholder and the Company shall not, directly or indirectly, use for any purpose, other than in connection with the performance of the Stockholder's duties under the Employment Agreement with the Company, or disclose to any third party, any information of Vision 21 or the Company (whether written or oral), including any business management or economic studies, patient lists, proprietary forms, proprietary business or management methods, marketing data, fee schedules, or trade secrets of Vision 21 or of the Company, including the terms and provisions of this Agreement and any transaction or document executed by the parties pursuant to this Agreement. Notwithstanding the foregoing, the Stockholder and the Company may disclose information that the Stockholder or the Company can establish (a) is or becomes generally available to and known by the public or optometric community (other than as a result of an unpermitted disclosure directly or indirectly by the Stockholder or the Company or their respective Affiliates, advisors, or representatives); (b) is or becomes available to the Stockholder or the Company on a nonconfidential basis from a source other than Vision 21 or its Affiliates, advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to Vision 21 or its Affiliates, advisors or representatives of which the Stockholder or the Company has knowledge; or (c) has already been or is hereafter independently acquired or developed by the Stockholder or the Company without violating any confidentiality agreement with or other obligation of secrecy to Vision 21, the Company or their respective Affiliates, advisors or representatives. Without limiting the other possible remedies to Vision 21 for the breach of this covenant, the Stockholder and the Company agree that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash or otherwise. The Stockholder and the Company further agree that if any restriction contained in this Section 9 is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and the remaining restrictions contained herein shall be enforced independently of each other. The parties acknowledge and agree that this Article 9 shall survive the Closing indefinitely.

     10. DISPUTES.

          10.1 Arbitration. Any dispute, controversy or claim (excluding claims arising out of an alleged breach of Article 9 of this Agreement or based on fraud) arising out of this Agreement, or the breach thereof, that cannot be settled through negotiation shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in Minneapolis, Minnesota, before a single arbitrator (or, if the parties cannot agree on a single arbitrator, then by a panel of three arbitrators, with each party selecting one arbitrator and those arbitrators selecting a third) and to commence within 15 days of the appointment of the arbitrator(s) by the AAA), and judgment on the award rendered by the arbitrator(s) shall be binding upon the parties and may be entered in any court having jurisdiction thereof.

          10.2 Litigation. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement not subject to Section 10.1 shall be brought in the appropriate courts of the State of Florida or the United States District Court for the Middle District of Florida. By execution and delivery of the Agreement, each of the parties to this Agreement consents to the exclusive jurisdiction of the aforesaid courts, waives any objection to venue therein and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Process in any such proceeding may be served on any party hereto anywhere. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS WAIVED.

     11. MISCELLANEOUS.

          11.1 Taxes. The Stockholder and the Company shall pay all transfer taxes, sales and other taxes and charges, imposed by the State, if any, which may become payable in connection with the transactions and documents contemplated hereunder.

          11.2 Fees and Expenses. Each of the Company and Vision 21 shall pay the costs and expenses of their own legal counsel with respect to legal services rendered in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby.

          11.3 Parties Bound. Except to the extent otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, administrators, guardians, successors and assigns; and no other person shall have any right, benefit or obligation hereunder.

          11.4 Notices. All notices, reports, records or other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

         If to Vision 21 addressed to:

                  Vision Twenty-One, Inc.
                  7209 Bryan Dairy Road
                  Largo, Florida  34777
                  Attn:  Richard T. Welch, Chief Financial Officer

         With copies to:

                  Shumaker, Loop & Kendrick, LLP
                  101 E. Kennedy Boulevard, Suite 2800
                  Tampa, Florida  33602
                  Attn:  Darrell C. Smith, Esquire

         If to the Company and the Stockholder addressed to:

                  Vision World, Inc.
                  2277 West Highway 36
                  Roseville, Minnesota  55113
                  Attn: Russell and Takako Trenholme

         With copies to:

                  Chandler and Mason, Ltd.
                  1607 Pioneer Building
                  336 North Robert Street
                  Saint Paul, Minnesota 55101
                  Attn:  Scott Moen, Esquire

or to such other address as such party may have given to the other parties by notice pursuant to this Section 11.4. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

          11.5 Choice of Law. This Agreement shall be construed, interpreted, and the rights of the parties determined in accordance with, the laws of the State of Florida without giving effect to its conflicts of laws principles.

          11.6 Entire Agreement; Amendments and Waivers. This Agreement, together with the documents contemplated by this Agreement and all Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof. No supplement, modification or waiver of any of the provisions of this Agreement shall be binding unless it shall be specifically designated to be a supplement, modification or waiver of this Agreement and shall be executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          11.7 Confidentiality Agreements. The provisions of any prior confidentiality agreements and letters of intent between or among Vision 21, the Company and the Stockholder, as amended, shall terminate and cease to be of any force or effect at and upon the Closing.

          11.8 Reformation Clause. It is the intention of the parties hereto to conform strictly to applicable laws regarding optometry, whether such laws are now or hereafter in effect, including the laws of the United States of America, the State or any other applicable jurisdiction, and including any subsequent revisions to, or judicial interpretations of, those laws, in each case to the extent they are applicable to this Agreement (the "Applicable Laws"). Accordingly, if the ownership of any Asset by Vision 21 violates any Applicable Law, then the parties hereto agree as follows: (a) the provisions of this section 11.8 shall govern and control; (b) if none of the parties hereto are materially economically disadvantaged, then any Asset, the ownership of which violates any Applicable Law, shall be deemed to have never been owned by Vision 21; (c) if one or more of the parties hereto is materially economically disadvantaged, then the parties hereto agree to negotiate in good faith such changes to the terms of this Agreement as may be necessary to make these transactions, as restructured, lawful under applicable laws and regulations, without materially disadvantaging either party; (d) this Agreement shall be deemed reformed; and (e) the parties to this Agreement shall execute and deliver all documents or instruments necessary to effect or evidence the provisions of this Section 11.8.

          11.9 Assignment. The Agreement may not be assigned by operation of law or otherwise except that Vision 21 shall have the right to assign this Agreement, at any time, to any Affiliate or direct or indirect wholly-owned subsidiary. In the event of such assignment, Vision 21 shall remain liable hereunder.

          11.10 Attorneys' Fees. Except as otherwise specifically provided herein, if any action or proceeding is brought by any party with respect to this Agreement or the other documents contemplated with respect to the interpretation, enforcement or breach hereof, the prevailing party in such action shall be entitled to an award of all reasonable costs of litigation or arbitration, including, without limitation, attorneys' fees, to be paid by the losing party, in such amounts as may be determined by the court having jurisdiction of such action or proceeding or by the arbitrators deciding such action or proceeding.

          11.11 Further Assurances. From time to time hereafter and without further consideration, each of the parties hereto shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such other actions as any of the other parties hereto may reasonably request in order to more effectively consummate the transactions contemplated hereunder or as shall be reasonably necessary or appropriate in connection with the carrying out of the parties' respective obligations hereunder for the purposes of this Agreement.

          11.12 Announcements and Press Releases. Any press releases or any other public announcements concerning this Agreement or the transactions contemplated hereunder shall be approved in advance by Vision 21 and the Company; provided, however, that such approval shall not be unreasonably withheld and if any party reasonably believes that it has a legal obligation to make a press release and the consent of the other party cannot be obtained, then the release may be made without such approval.

          11.13 No Tax Representations. Each party acknowledges that it is relying solely on its advisors to determine the tax consequences of the transactions contemplated hereunder and that no representation or warranty has been made by any party as to the tax consequences of such transactions except as otherwise specifically set forth in this Agreement.

          11.14 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.15 Headings. The headings of the several articles and sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          11.16 Severability. Each article, section and subsection of this Agreement constitutes a separate and distinct undertaking, covenant or provision of this Agreement. If any such provision shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                 "COMPANY"
                                 VISION WORLD, INC.

                                 By:      /s/Russell Trenholme
                                    -----------------------------------------
                                          Russell Trenholme, President

                                 "STOCKHOLDER"

                                          /s/Russell Trenholme
                                    -----------------------------------------
                                          Russell Trenholme

                                          /s/Takako Trenholme
                                    -----------------------------------------
                                          Takako Trenholme

                                 "VISION 21"
                                 VISION TWENTY-ONE, INC.

                                 By:      /s/Richard T. Welch
                                    -----------------------------------------
                                    Richard T. Welch, Chief Financial Officer